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                                                                  EXHIBIT (a)(4)
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                                                             [LAZARD LETTERHEAD]

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                         THE ELDER-BEERMAN STORES CORP.
                                       AT
                              $8.00 NET PER SHARE
                                       BY

                            ELDER ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                            THE BON-TON STORES, INC.

                                                              September 23, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by Elder Acquisition Corp. (the "Purchaser"), an Ohio corporation and an indirect wholly owned subsidiary of The Bon-Ton Stores, Inc., a Pennsylvania corporation ("Parent") to act as Dealer Manager in connection with its offer to purchase all outstanding shares of common stock, without par value, and the associated preferred stock purchase rights (together, the "Shares"), of The Elder-Beerman Stores Corp., an Ohio corporation (the "Company"), at $8.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated September 23, 2003, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1.  Offer to Purchase dated September 23, 2003;

     2. Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, the Depositary for the Offer, by the expiration of the Offer;

     4. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. The letter to shareholders of the Company from Steven C. Mason, Chairman of the Company's Board of Directors, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

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     6.  Guidelines for Certification of Taxpayer Identification Number on
Substitute Form W-9 providing information relating to backup federal income tax withholding; and

     7.  Return envelope addressed to the Depositary.

     The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares that, together with the Shares then owned by Parent and its subsidiaries (including the Purchaser), represents at least two-thirds of the total number of Shares outstanding on a fully diluted basis, and (b) Parent having received proceeds of the financings contemplated by its existing commitment letters or such other financings that are sufficient, together with cash on hand, to consummate the Offer and the proposed merger and to refinance all debt of the Company and Parent that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the proposed merger or the financing thereof, and to pay all related fees and expenses. The Offer is also subject to the other conditions described in the Offer to Purchase.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, OCTOBER 21, 2003, UNLESS THE OFFER IS EXTENDED.

     The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent so that it is received by the Depositary by 12:00 Midnight, New York City time, on Tuesday, October 21, 2003.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                         Very truly yours,

                                         LAZARD FRERES & CO. LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF ELDER ACQUISITION CORP., THE BON-TON STORES, INC., THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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